Exhibit 10.1


May 29, 1997




Mr. Leslie J. Sainsbury
President and Chief Executive Officer
Century Electronics Manufacturing, Inc.
374 Turnpike Road
Southborough, MA 01772

Dear Les:

This agreement states the essential business terms and conditions of the merger (the "Merger") of Century Electronics Manufacturing, Inc.
("Century") with and into a wholly-owned subsidiary of DDL Electronics, Inc. ("DDL") and related transactions.

While time is of the essence in completing this transaction, both parties are aware that the transaction cannot be completed before the due date of a $5.3 million acquisition debt (the DDL Notes or Rickel Notes). Therefore, an accommodation of its payment is included in this agreement.

     1. Century hereby agrees that by June 1, 1997, it will make available, through a third party, a loan to DDL Electronics of up to $3.3 million to be used exclusively for the repurchase of the DDL Notes. At that time, DDL will make available up to $2 million, so that a total of $5.3 million will be available to retire the DDL Notes. The amount of the loan will be evidenced by a Promissory Note, (the "Century Note" see Annex
A) in an amount up to $3.3 million, for a term of 6 months paying interest at the rate of 10% per annum secured by the Irlandus Asset or other collateral acceptable to Century which can be up to $3 mil of the Rickel Note, which Rickel Note Century will agree to extend for a period of 6 months. It is agreed as the DDL Notes are redeemed, that Century shall make available under the "Century Note" its pro-rata share of the monies needed to repurchase the DDL Notes. Should less than 100% of the DDL Notes be redeemed, (holders of the DDL Note have the right to convert to common shares), then Century shall be required to fund its Note only up to its proportionate share, and the Century Note will reflect only those advances made to redeem the DDL Notes. As the DDL Notes are repurchased, they shall be retired. Century's obligation to loan up to $3.3 million to DDL, and DDL's obligation to repay that loan, shall be subject only to such material financial terms and conditions as are stated in Paragraph 1 and in the form of a Promissory Note attached as Annex A hereto. When Century loans to DDL their proportionate share up to $3.3 million under the "Century Note", then the parties to this transaction shall agree to a Merger under the terms in 2 below.

     2. Upon issuance of the "Century Note", DDL's legal counsel will prepare, and DDL will negotiate in good faith, a definitive Merger agreement and ancillary agreements, instruments and other documents (collectively, the "Definitive Documents"), all with terms and conditions customary in transactions of this nature but not inconsistent herewith. DDL will direct its legal counsel to use its best efforts to deliver initial drafts of the Definitive Documents to Century not later than 10 days from the date hereof. The Definitive Documents will include the following terms and conditions: In consideration for the cancellation of all issued and outstanding shares of Century common stock, Century's stockholders will receive 33,000,000 shares of DDL common stock. The $6,000,000 in aggregate principal amount of convertible debt of Century held by Centennial Technologies, Inc. shall be convertible into 4,000,000 shares of common stock of DDL. This letter agreement supersedes all previous letter agreements, and it is agreed by all parties that a letter signed between Greg Horton and Leslie Sainsbury on May 7, 1997, is hereby non-binding, and all additional terms will be outlined in the Definitive Agreement.

     3. Upon consummation of the Merger, the surviving corporation will be renamed "Century Electronics Manufacturing, Inc." or some other name determined by its Board of Directors. Such Board of Directors will be limited to seven directors, with the initial Board consisting of five, of whom three (including Leslie Sainsbury and two outside independent directors) shall have been nominated and elected at the request of Century and two (Gregory L. Horton and one outside independent director) shall have been nominated and elected at the request of DDL. The additional directors shall be nominated by the Board. It is agreed that the majority of the Board of Directors shall always be outside independent directors. Our respective legal counsel, independent accountants, financial advisors and other consultants, and we ourselves, will use our best efforts to prepare, execute, file, amend and distribute the proxy statements and prospectuses, registration statements and/or other documents required by law to consummate the Merger and related transactions. From the date of the loan until consummation or abandonment of the Merger, each of DDL and Century shall operate its business in a prudent manner and make no material changes in management (including compensation or benefits) or operations or capital structure without the consent of the other. Notwithstanding the foregoing, without incurring any obligation under Paragraph 6 of this letter agreement and without the consent of Century, DDL may negotiate and consummate the sale of all or part of the business of Irlandus Circuits Limited, as provided in Paragraph 7, and may sell up to 2 million shares of its common stock for additional capital. It is agreed that Century may sell 1.43 shares of DDL equivalent shares for every share DDL sells. Excluding 706,667 shares in the Rickel Fee Agreement the sale of such Century shares shall not be sold at the equivalent value of not less than $.75 per share. Century may continue to look at opportunities in the contract engineering industry.

     4. Neither DDL nor Century shall make any announcement of or touching upon this letter agreement, the Merger or any related transaction without obtaining prior consent of the other, except that DDL may make any and all such announcements as it considers necessary or appropriate to discharge its disclosure obligations under federal or state securities laws or pursuant to the NYSE Listed Company Manual (in which case the text of the announcement, if written, or a written summary thereof, if oral, shall be provided promptly to Century.) This letter agreement, which may be executed in counterparts, shall be governed by and construed in accordance with the laws of the State of Delaware. If any provision of this letter agreement shall be declared invalid or unenforceable by any court of competent jurisdiction, then all provisions hereof shall nevertheless remain in full force and effect. Each party will bear its own costs and expenses incurred in connection with the Merger and related transactions

     5. Each of DDL and Century represents and warrants to, and covenants with, the other that its unaudited financial statements delivered most recently to the other (such financial statements being as of and for the interim periods ended March 31, 1997 for the P&L stated and Dec 31st 1996 for the balance sheet. in the case of Century and March 31, 1997 in the case of DDL, see Annex B) were prepared in accordance with generally accepted accounting principles, consistently applied, and will not be subject to any material adjustment in connection with any audit thereof.

     6. a. Each of DDL and Century and its respective affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing discussions or negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal. The term "Acquisition Proposal" means any proposal that by its terms would preclude the Merger and that relates to (i) a possible acquisition of DDL or Century, as the case may be, whether by Merger, purchase of any substantial part of the assets of such party or any similar transaction or (ii) a tender or exchange offer for any capital stock of such party, except for the pending deal between Centennial and Century.

         b. Each of DDL and Century may, directly or indirectly, furnish to any person information and access, in response to a request for information or access made incident to an Acquisition Proposal, provided that such request was not encouraged, solicited or initiated by DDL or Century (as the case may be), any of its affiliates or any of their respective officers, directors, employees, representatives, financial advisors or agents, and may participate in discussions and negotiate with such person concerning any Acquisition Proposal in each case only if the Board of Directors of DDL or Century (as the case may be) has made a Fiduciary Determination. The term "Fiduciary Determination" means that directors constituting a majority of all directors then in office of DDL or Century (as the case may be) have reasonably determined in good faith, after consultation with and based upon the advice of legal counsel, that the taking of action, or the failure to take action (or to withdraw or modify a recommendation) is necessary or appropriate in execution of such directors' fiduciary duties to stockholders under applicable law.

         c. DDL or Century shall notify Century or DDL (as the case may be) immediately once any written or oral Acquisition Proposal is made and shall keep such other party promptly advised of the terms, conditions and status of all Acquisition Proposals. Except provided herein, neither
DDL nor Century, nor any of their affiliates, nor any of their respective officers, directors, employees, representatives, financial advisors or agents, shall directly or indirectly, encourage or solicit submission of any inquiries, proposal or offers by, participate in or initiate any discussions or negotiations with, disclose any information about itself to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person (other than the other party hereto) in connection with any Acquisition Proposal.

     7. Upon execution and delivery of the Definitive Documents, we will direct our respective legal counsel, independent accountants, financial advisors and other consultants to use their best efforts, and we ourselves will use our best efforts, to prepare, execute, file, amend and distribute the proxy statements and prospectuses, registration statements and/or other documents required by law to consummate the Merger and related transactions. From the date of completion of 1 above until consummation or abandonment of the Merger, each of us will operate its business prudently and will make not material change in management (including compensation or benefits), operations or capital structure without obtaining the consent of the other, except as otherwise provided herein. Without incurring any obligation under Paragraph 6 of this letter agreement, DDL may negotiate and consummate the sale of all or part of the business Irlandus Circuits Limited in consideration of cash and deferred payment obligations in an aggregate principal amount not less than $5,300,000 (an "Approved Irlandus Sale"), the proceeds then being used to repay the "Century Note" referred to in Paragraph 1 above and Annex A. Subject to Paragraph 6 of this letter agreement, Century may continue to consider Merger and acquisition opportunities in the contract manufacturing industry.

     8. If (i) the directors of DDL or Century approve an Acquisition Proposal (other than the Merger or) (ii) DDL or Century abandons the Merger in breach of this letter agreement or of any Definitive Documents, then, not more than ten days following the occurrence of an event described by either clause (i) or clause (ii), Century or DDL (as the case may be) will be entitled to payment of a fee by the other party in the amount and currency provided below (the "Termination Fee") plus up to $100,000 in the aggregate in documented legal, financial and other expenses incurred in pursuit of the Merger and related transactions. If payable by Century to DDL, the Termination Fee shall be $1,000,000 in cash. If payable by DDL to Century, the Termination Fee shall be $1,000,000 in cash.

If this letter agreement conforms with your understanding of our agreement, then please sign below, indicating your agreement, and return it to me at your earliest convenience, whereupon it shall evidence a binding agreement between us as of the date first written above. Each of us represents and warrants to the other that the terms and conditions of this letter agreement have been approved by its Board of Directors.

Very truly yours,

DDL ELECTRONICS, INC.


By:   /s/ Gregory L. Horton
      _________________________
      Gregory L. Horton
      President and Chief Executive Officer


Agreed:

CENTURY ELECTRONICS MANUFACTURING, INC.


By:   /s/ Leslie J. Sainsbury
      _________________________
      Leslie J. Sainsbury
      President and Chief Executive Officer


                                                                    Annex A


                                  PROMISSORY NOTE

$3,300,000                  Newbury Park, California           June 1, 1997




     FOR VALUE RECEIVED, DDL ELECTRONICS, INC. ("DDL") promises to pay to CENTURY ELECTRONICS MANUFACTURING, INC. ("Century") the principal amount of Three Million Three Hundred Thousand ($3,300,000), or such lesser amount as DDL may borrow hereunder, plus accrued but unpaid interest, on December 1, 1997. Quarterly in arrears, DDL will pay simple interest on the unpaid principal amount of this Note at 10% per annum until such principal amount is paid in full.

     This Note is the "Century Note" referred to in the letter agreement dated as of May 29, 1997 between Century and DDL (the "Letter of Intent"). This Note is secured by and as to the extent as provided in the Letter of Intent, and may be subordinated to existed secured credit lines presently in place. By taking this Note, Century agrees to furnish such further assurances of such subordination to other creditors of DDL as DDL may reasonably request from time to time.

     This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, DDL has executed and delivered this Note as of the date first written above.

                                      DDL ELECTRONICS, INC.



                                By:    ______________________________
                                      Gregory L. Horton
                                      President and Chief Executive Officer